Exhibit 99.1

April 5, 2012

Dear Stockholder:

As one of the largest owners and operators of shopping centers in the United States, we are pleased to announce that Retail Properties of America, Inc. (“RPAI”) has listed its shares of Class A common stock on the New York Stock Exchange (“NYSE”) under the symbol “RPAI”. This is an exciting milestone for RPAI stockholders.

Although the economic recovery remains tepid, there has been a recent dramatic improvement in market conditions as the main stock market indexes are at their highest levels since mid-2008. Executing the listing now permits RPAI and its stockholders to take advantage of the favorable market conditions and provides access to the equity markets. We believe these are the conditions necessary to grow the company and create additional shareholder value. A listing puts the choice of holding, selling or buying more shares of RPAI in a more liquid market into your hands. Although we are hopeful that our stockholders will retain their shares in anticipation of future growth, we believe that it is in their best interest to have the option of measured liquidity over the next 18 months.

As you are aware, without being in a position to raise equity over the last several years, we have been recycling our own capital, essentially reducing the size of RPAI. However, we believe we have reached an inflection point in our balance sheet and operational landscapes. We have refinanced a significant portion of our debt, often at reduced interest rates, along with strengthening our balance sheet. We had a record level of leasing activity in 2011, renewing 87% of our expiring leases in 2011. As of December 31, 2011, the leases that are signed, but have not yet commenced, represent an additional $9.9 million of annualized base rent. The continued lease-up of the portfolio should provide continued growth opportunities; and further progress on deleveraging should occur through the disposition of our non-core assets and the deployment of new capital raised through our equity offering.

Business and Growth Strategies

The past several years have been difficult for our stockholders. It has been challenging for our company, as well. The real estate market was severely impacted by the economic recession and still has not fully recovered. It is uncertain as to if, and when, we will see a full recovery. As such, the board of directors and management team believed that it was in the best interest of the stockholders to have a liquidity option.

We are proud of our large, diversified, high quality portfolio which consists primarily of a diversified base of value-oriented retail tenants. We have a demonstrated leasing and property management platform, an experienced management team with a proven track record of successfully navigating through turbulent times, and a capital structure that we believe is well positioned for growth. Specific growth strategies include:

•	Maximize net operating income through internal growth

•	Preserve and strengthen our portfolio through active property management and leasing

•	Recycle capital through dispositions of non-core and non-strategic assets

•	Acquire high quality, multi-tenant retail properties

•	Pursue strategic joint ventures to leverage management platform

We are committed to enhancing shareholder value and are very excited about the future of Retail Properties of America, Inc. We encourage you to visit our website at www.rpai.com for updated company information.

Transaction Confirmation

A Transaction Confirmation is enclosed which details the number of shares that you own of RPAI Class A common stock, Class B-1 common stock, Class B-2 common stock and Class B-3 common stock as held on our transfer agent’s records. It is important to retain this information for your records as it details your share ownership. Although not required, if you desire to move your shares of RPAI Class A common stock into your brokerage account, your financial advisor may require a copy of your Transaction Confirmation.

As a reminder, we effectuated a 10 to 1 reverse stock split on March 20, 2012 and paid a stock dividend to stockholders of record as of March 21, 2012. The combined effect of the 10 to 1 reverse stock split and the stock dividend is equivalent to a 2.5 to 1 reverse stock split. A simplistic example is that if you previously owned 1,000 shares of common stock, you will now own 400 shares of common stock which is comprised of 100 shares of Class A common stock, 100 shares of Class B-1 common stock, 100 shares of Class B-2 common stock and 100 shares of Class B-3 common stock. Thus, the number and classes of shares owned has changed as a result of these transactions. However, your proportional ownership in the company has not changed as a result of these transactions. Please refer to the stockholder letter dated March 22, 2012 for the specific details. This letter may be found under the Investor Relations portion of our website at www.rpai.com.

Payment for Fractional Shares

Your Transaction Confirmation provides the whole number of shares that you own in each of the 4 classes of RPAI common stock. If you previously owned fractional shares, a cash distribution was paid, under your regular distribution instructions, for the fractional shares that were held in each of the 4 classes of RPAI common stock. Payments for fractional shares were calculated based upon the initial listing price of our shares of Class A common stock and were sent to stockholders in a separate mailing.

First Quarter Distribution

The Board of Directors declared the first quarter 2012 distribution of $0.06625 per share, payable on April 10, 2012, to stockholders of record at the close of business on March 31, 2012. In connection with the reverse stock split and stock dividend described above, the per share distribution amount was increased to $0.165625 in order to prevent the aggregate distribution amount to be paid to stockholders from being reduced. This distribution will be paid on each share of Class A common stock, Class B-1 common stock, Class B-2 common stock and Class B-3 common stock. Since inception, we have declared distributions totaling approximately $1.5 billion to stockholders, which equates to $4.02 per share prior to the reverse stock split and stock dividend described above or $10.06 per share after giving effect to the reverse stock split and stock dividend described above.

Distribution Reinvestment Program

As previously communicated, DRP shares will not be issued in conjunction with the April 10, 2012 first quarter distribution payment. All stockholders will receive a cash distribution. As a reminder, if your shares are held in a custodial account, such as an IRA, your distribution payments are sent directly to your custodian. If your shares are not held in a custodial account and you previously participated in the DRP, please note that you will receive a distribution check as payment of the first quarter distribution on April 10, 2012.

Upon our listing on the NYSE, the board of directors has terminated our current Distribution Reinvestment Program (“DRP”). In the coming months, we anticipate introducing a new DRP in which you may participate if your shares of stock are retained on the books and records of our transfer agent. Since the terms of the anticipated plan will change somewhat from our existing plan, all stockholders will be required to complete new DRP enrollment forms. More information, including participation instructions, will be sent in future stockholder communications.

Share Repurchase Program

Under the terms of the Share Repurchase Program (“SRP”), the SRP terminated upon the listing of our shares of Class A common stock on the NYSE, and this letter serves as your notification of the termination of the Share Repurchase Program.

We want to thank you again for your continued support. If you have any questions regarding your investment, please contact your financial advisor or our Investor Relations Team at 800.541.7661.

Sincerely,

RETAIL PROPERTIES OF AMERICA, INC.

Steven P. Grimes

President and Chief Executive Officer

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “goal,” “initiative,” “likely,” “anticipate,” and “probable,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, general economic, business and financial conditions, changes in the Company’s industry and changes in the real estate markets in particular, market demand for and pricing of the Company’s common stock, general volatility of the capital and credit markets, competitive and cost factors, the ability to enter into new leases or renew leases on favorable terms, defaults on, early terminations of or non-renewal of leases by tenants, bankruptcy or insolvency of a major tenant or a significant number of smaller tenants, the effects of declining real estate valuations and impairment charges on the Company’s operating results, increased interest rates and operating costs, decreased rental rates or increased vacancy rates, the uncertainties of real estate acquisitions, dispositions and redevelopment activity, the Company’s failure to successfully execute its non-core disposition program, the Company’s ability to manage its growth effectively, the availability, terms and deployment of capital, regulatory changes and other risk factors, including those detailed in the sections of the Company’s most recent Form 10-K and Form 10-Qs filed with the SEC titled “Risk Factors”.